                                  EXHIBIT 99.1


For Immediate Release     Contact:  Carl G. Anderson, Jr.      Frederick J. Hirt
March 23, 2004                      610-478-3171               610-478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
       SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2004 SALES AND NET INCOME

READING, PA, March 23, 2004 - Arrow International, Inc. reported today that net sales for the second quarter of fiscal year 2004 increased 16.7% to $108.3 million from $92.8 million in the second quarter of fiscal year 2003. Net income rose to $15.5 million in the second quarter of fiscal 2004 from $11.9 million in the same prior year period, an increase of 30.3%. Diluted earnings per share in the quarter ended February 29, 2004 were $0.35 compared to $0.27 in the same prior year period, an increase of 29.6%.

For the six-month period ended February 29, 2004, net sales were $211.4 million compared to $181.6 million in the same prior year period, an increase of 16.4%. Net income increased 28.3% to $29.9 million for the first six months of fiscal 2004 compared to $23.3 million in the same prior year period. Diluted earnings per share increased 28.3% to $0.68 for the six-month period ended February 29, 2004 compared to $0.53 in the same prior year period.


RESULTS OF TOTAL COMPANY OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE)       SECOND QUARTER                          SIX MONTHS
                                              --------------                          ----------
                                         FY04      FY03       % GROWTH        FY04       FY03       %GROWTH
Net sales                               $108.3     $92.8        16.7%        $211.4     $181.6       16.4%

Income before tax                        $22.9     $17.7        29.4%         $44.3      $34.6       28.0%

Net income                               $15.5     $11.9        30.3%         $29.9      $23.3       28.3%

Diluted earnings per share               $0.35     $0.27        29.6%         $0.68      $0.53       28.3%

Total company U.S. sales in the second quarter of fiscal 2004 increased 13.0% to $70.3 million. Total company U.S. sales in the first six months of fiscal 2004 increased 12.9% to $137.4 million.

Total company international sales in the second quarter of fiscal 2004 increased
24.2% to $38.0 million from $30.6 million in the second quarter of fiscal 2003 and represented 35.1% of total net sales. The weakness of the U.S. dollar in the quarter, compared to the same period of last year, increased total company international sales by $3.4 million, or 11.1%. Total company international sales in the first six months of fiscal 2004 increased 23.5% to $74.0 million from $59.9 million in the same prior year period and represented 35.0% of total net sales. The weakness of the U.S. dollar for the six-month period, compared to the same period of last year, increased total company international sales by $6.6 million, or 11.0%.

Sales of critical care product platforms and cardiac care products for the second quarter and six months ended February 29, 2004 with comparisons to the prior periods are shown in the table below:

Total Company Sales by Product Platform       SECOND QUARTER                          SIX MONTHS
(DOLLARS IN MILLIONS)                         --------------                          ----------
                                         FY04      FY03       % GROWTH        FY04       FY03       %GROWTH

    Central Venous Catheters*            $55.8     $45.3        23.2%        $109.4      $88.0       24.3%
    Specialty Catheters                   33.2      29.9        11.0%          65.5       60.3        8.6%
    Stepic Distributed Products            3.0       3.3        (9.1)%          6.1        6.4       (4.7)%
                                         -----     -----                      -----      -----
       Subtotal Critical Care             92.0      78.5        17.2%         181.0      154.7       17.0%
    Cardiac Care                          16.3      14.3        14.0%          30.4       26.9       13.0%
                                         -----     -----                      -----      -----
    TOTAL                               $108.3     $92.8        16.7%        $211.4     $181.6       16.4%

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*Includes combined sales of Diatek and NEOCARE(R) products of $3.3 million and
$6.6 million in the second quarter and first six months of fiscal year 2004, respectively, and $0.9 million of sales of Diatek in the second quarter of fiscal year 2003.

Carl G. Anderson, Jr., Arrow International's Chairman and Chief Executive Officer, said "We are encouraged by the Company's second quarter sales growth of 16.7% over the prior year considering that growth was due, in part, to favorable exchange rates of $3.4 million and our acquisitions of NEOCARE(R) in March 2003 and the Company's former Florida distributor in July 2003. The impact of these acquisitions was not included in our prior year's reporting period. Adjusting for the impact of foreign exchange and the NEOCARE(R) and Diatek acquisitions, the Company's core growth rate for the first six months of this fiscal year was 9.7%.

We continue to be focused on the Company's strategy to grow the core business. The 9.7% growth rate represents a modest acceleration in the Company's core growth rate, though slightly below our goal of sustained double digit growth. We believe this is due to several factors, including continued growth of sharps protection kits for Central Venous Catheters; continued growth of the StimuCath(R) regional anesthesia catheter; the impact of new leadership and a strengthened sales and marketing team in Europe; and additional staffing and improved execution by our U.S. Critical Care sales team.

In January, the Company introduced the AutoCAT(R) 2 WAVE(TM) intra-aortic balloon pump and associated LightWAVE(TM) catheter system in the United States and Europe. Arrow believes this new technology represents a major step forward in intra-aortic balloon pumping and should enable the Company to gain market share based on superior performance across a range of cardiac requirements. While still early in the introductory selling process, preliminary response from customers has been positive."

As previously reported, the Company's cost of sales and the gross margin of 49.3% for the second quarter of fiscal year 2003 reflected the much lower margins realized on the sale of inventories of Arrow products purchased as part of the Company's acquisition of the net assets of Stepic Medical, the Company's former New York City distributor, on September 3, 2002. Included in selling, general and administrative expenses for the second quarter of fiscal year 2004 was $1.7 million for the write-off of costs related to a previously planned building expansion in Reading, PA.

The Company's sales and earnings targets for the third quarter and full fiscal year 2004 along with some of the key assumptions underlying these targets and actual results for the third quarter and full fiscal year 2003, excluding the special charge, the charge to research, development and engineering expense, and the interest income relating to amended federal tax returns in the fourth quarter of fiscal 2003 are shown in the table below. The Company's sales and earnings targets for the third quarter and full fiscal year 2004 reflect conservative foreign currency estimates, additional spending in the second half of the year on the introduction of the AutoCAT(R) 2 WAVE(TM) and on the continued support of the LionHeart(TM) program, as well as a reduction in the gross margin for the year from 53% to 52.5% due to additional manufacturing costs to support the higher rate of sales growth.

Total Company Sales and Earnings Targets
(Dollars in millions, except per share)

                     Q304E             FY04E          Q303A         FY03A
                     -----             -----          -----         -----

Net Sales           $106-108         $424-428         $96.9         $380.4

Diluted E.P.S.     $0.33-.35        $1.35-1.40        $0.33         $1.19

Assumptions:
1)   Gross margin of 52% of sales for the third quarter and 52.5% for the year.
2) Operating expenses of 30.5-31.5% of sales for the third quarter and 31-31.5% for the year.
3) Operating income of 20.5-21.5% of sales for the third quarter and 21-21.5% for the year.
4)   Effective tax rate of 32.5%.
5)   E.P.S. using 44,500,000 shares of common stock outstanding.
6) R&D expenses of approximately 7.5% of sales for the third quarter and 6.7% to 6.9% for the year.
7)   A = Actual; E = Estimate; M = Millions

Note:  Q2 estimate was as follows:
Net Sales              $102-105M
Diluted E.P.S.         $0.31-.33


                                        6
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With the receipt of CE mark approval for the Arrow LionHeart(TM) Left
Ventricular Assist System (LVAS) in November 2003, Arrow initiated its marketing program in Europe to include training for additional centers to implant the device along with those centers that are already participants in the clinical trial. The Company's near-term focus continues to be on obtaining optimal clinical results and on evaluating the product enhancements, which are currently in development. Revenue generation from initial sales of the Arrow LionHeart(TM) is expected to be absorbed by increasing marketing and clinical support costs and, as previously reported, will not contribute to earnings during fiscal year 2004.

The Company continues to develop and test modifications to its CorAide(TM) continuous flow ventricular assist device to resolve elevated levels of hemolysis experienced in the first implant of the device. While there can be no absolute assurance that these modifications will resolve the problem, at this juncture we are reasonably optimistic that improvements have been developed to address the hemolysis issue. The Company expects that clinical trials of the CorAide(TM) device should resume later this calendar year, although the nature of this program makes it difficult to predict precise timing.

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its common stock under this program. As of February 29, 2004, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect.

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

                           *   *   *   *   *   *   *

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that the factors below, which are discussed, in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2003 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks associated with the Company's use of derivative financial instruments; and
(viii) dependence on the continued service of key members of the Company's management.


                                        7
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

                                                    ARROW INTERNATIONAL, INC.
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                           (UNAUDITED)


                                                             Three Months Ended                       Six Months Ended
                                                       February 29,      February 28,         February 29,       February 28,
CONSOLIDATED STATEMENTS OF INCOME DATA:                    2004              2003                 2004               2003
                                                       ------------      -------------       --------------    ----------------
Net sales                                              $    108,294      $      92,757       $      211,395    $        181,596
Cost of goods sold                                           50,492             47,019               99,395              92,414
                                                       ------------      -------------       --------------    ----------------
  Gross profit                                               57,802             45,738              112,000              89,182
Operating expenses:
  Research, development and engineering                       6,383              6,409               13,227              12,481
  Selling, general and administrative                        28,448             21,735               54,186              41,921
                                                       ------------      -------------       --------------    ----------------
Total operating expenses                                     34,831             28,144               67,413              54,402

Operating income                                             22,971             17,594               44,587              34,780
Interest, net                                                   195                108                  304                  55
Other (income) expenses, net                                   (125)              (179)                  14                 151
                                                       ------------      -------------       --------------    ----------------

Income before income taxes                                   22,901             17,665               44,269              34,574
Provision for income taxes                                    7,443              5,741               14,387              11,236
                                                       ------------      -------------       --------------    ----------------

Net income                                             $     15,458      $      11,924       $       29,882    $         23,338
                                                       ============      =============       ==============    ================

Basic earnings per common share                               $0.36              $0.28                $0.69               $0.54
                                                              =====              =====                =====               =====

Diluted earnings per common share                             $0.35              $0.27                $0.68               $0.53
                                                              =====              =====                =====               =====

Weighted average shares used in computing
basic earnings per common share                              43,504             43,384               43.424              43,554
Weighted average shares used in computing
diluted earnings per common share                            44,203             43,742               44,093              43,812

                                                               February 29,
CONSOLIDATED BALANCE SHEET:                                        2004
                                                             ---------------
ASSETS
           Cash                                              $        75,563
           Receivables (net)                                          91,357
           Inventories                                                95,712
           Prepaid expenses and other                                 17,560
                                                             ---------------
           Total current assets                                      280,192

           Property, plant and equipment (net)                       131,723
           Other assets                                              120,833
                                                             ---------------
           Total assets                                      $       532,748
                                                             ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
           Notes payable                                     $        30,644
           Other current liabilities                                  52,634
           Current maturities of long-term debt                        1,166
           Long-term debt                                              2,000
           Other liabilities                                          22,393
                                                             ---------------
           Total liabilities                                         108,837

Total shareholders' equity                                           423,911
                                                             ---------------
           Total liabilities and shareholders' equity        $       532,748
                                                             ===============


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